Exhibit 99.2

Guess? Announces Appointment of Alberto Toni as Chief Financial Officer

LOS ANGELES — April 3, 2025 — Guess?, Inc. (NYSE: GES) today announced that Alberto Toni, currently Group Managing Director and Chief Financial Officer of Flos B&B Italia Group S.p.A., has been appointed Chief Financial Officer of Guess?, effective following the filing of the Company’s next Quarterly Report, which is expected to be filed by mid-June. Mr. Toni will succeed Interim Chief Financial Officer Dennis Secor, who will remain with the Company as Executive Vice President through September 12, 2025 to support a smooth transition. Mr. Toni will be based in Lugano, Switzerland, and will lead Guess?’s finance team globally.

“We are excited to welcome Alberto as our Company’s next CFO,” Carlos Alberini, Chief Executive Officer, commented. “He brings over 30 years of global financial and operational experience as well as a track record of disciplined execution across established design, retail and consumer-focused companies. We look forward to benefiting from Alberto’s leadership as we work to further optimize our business portfolio, enhance our cost structure and best position Guess? for the long-term growth opportunities we see ahead.”

About Alberto Toni

Mr. Toni joins the Company from Flos B&B Italia Group S.p.A., an international design company, where he has served as Chief Financial Officer since May 2023. Prior to this role, Mr. Toni served as Chief Financial Officer of Bata SA, a global retail footwear company, from July 2016 to April 2023. Mr. Toni has also served as Chief Financial Officer of Deoleo SA, a multinational food company, from June 2015 to June 2016 and for 17 years in several roles in various branches of Heineken, an international brewing company, including most recently as Senior Finance Director, Heineken Western Europe Region from September 2013 to June 2015 and VP Finance, Heineken Brasil from May 2010 to August 2013. Mr. Toni is a chartered accountant and certified tax advisor and received his Bachelor’s Degree in Economics from Università Cattolica del Sacro Cuore of Milan (Italy).

About Guess?, Inc.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. On April 2, 2024, the Company acquired all the operating assets and a 50% interest in the intellectual property assets of New York based fashion brand rag & bone, a leader in the American fashion scene, directly operating stores in the U.S. and in the U.K., and also available in high-end boutiques, department stores and through e-commerce globally. As of February 1, 2025, the Company directly operated 1,070 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 527 additional retail stores worldwide. As of February 1, 2025, the Company and its partners and distributors operated in approximately 100 countries worldwide.

Contacts

Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578
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